Janet Nittmann

jnittmann@doversaddlery.com

Tel 978 952 8062 x218

For Immediate Release

Dover Saddlery Announces Fourth-Quarter and Full-Year 2005 Results

LITTLETON, MA – March 27, 2006 – Dover Saddlery, Inc. (Nasdaq: DOVR), the largest direct marketer of equestrian products in the United States, today reported financial results for the fourth quarter and fiscal year-ended December 31, 2005, highlighted by strong revenues and gross margins. Revenues for the fourth quarter of 2005 were $18.1 million, an 8.7% increase over the fourth quarter of 2004.

For the full year, Dover’s revenues for the year-ended December 31, 2005 grew to $62.7 million, up 6.7% compared to revenues of $58.7 million for 2004. Gross margin for 2005 was 37.3%.

“As the first pure-play equestrian products company to go public, we’re pleased with our accomplishments during 2005,” said Stephen L. Day, president and CEO of Dover Saddlery. “We made significant inroads in building out our multi-channel sales, retail and product-mix strategies throughout the year, and continued to invest in our infrastructure to leverage and maximize our future growth potential. At the same time, we were able to hold our gross profit margin for the year at a solid 37.3%, compared with 37.2% for the prior year. We believe that we have a strong brand and compelling long-term growth opportunities, and we look forward to furthering our strategic goals in 2006.”

Revenues for the fourth quarter of fiscal 2005 were $18.1 million compared with $16.7 million for the fourth quarter of 2004, an increase of 8.7%, and an increase of 29% from $14.0 million for the third quarter of 2005. Higher fourth-quarter 2005 revenues were driven by increased retail activity and catalog orders, despite a continued challenging retail environment.

Direct sales revenue through the company’s catalog and Internet sales channels for the fourth quarter of 2005 contributed $15.5 million, or 85% of total revenue, while retail sales through the company’s storefront operations continued to expand, contributing $2.7 million, or 15% of total revenue.

Operating income was $1.1 million, below prior year by $123,000. Net income for the fourth quarter of 2005 was $191,000, or $0.04 per diluted share, compared with $266,000, or $0.06, for the same quarter a year earlier.

For full-year 2005, total revenues were $62.7 million, up 6.7% from $58.7 million for 2004 due primarily to a 42.3% growth in our retail channel. Operating income was $3.6 million, below the prior year’s $4.2 million. Net income for 2005 was $826,000, or $0.18 per diluted share, compared with net income of $1.4 million, or $0.31 per share, for the prior year.

Cash, cash equivalents and short-term investments at December 31, 2005, totaled $2.9 million, up from $0.1 million at December 31, 2004, primarily reflecting proceeds from the company’s November initial public offering, after utilizing the majority of the proceeds to temporarily reduce debt in preparation for the planned retail expansion.

Business Outlook

Dover Saddlery also announced today its business outlook for the current year. The company currently expects that total 2006 revenues will range from $68 million to $72 million, increases in the range of 9% to 14%, respectively

Dover Saddlery will be ringing the bell to open Nasdaq Thursday March 30 at 9.30 am ET. This event can be viewed over the web http://www.nasdaq.com/reference/marketsite_about.stm This will be followed by Stephen Day and Olympic gold medalist, David O’Connor, on horseback in Times Square in front of the Nasdaq building.

Today’s Teleconference and Webcast

Dover Saddlery plans to host its first quarterly teleconference today at 5:00 p.m. ET/4:00 p.m. CT/3:00 p.m. MT/2:00 p.m. PT. This call will be available live on the company’s website at http://investor.shareholder.com/DOVR/ and will be archived for one year. In addition, a replay of the call will be available until March 31st Dial-in (719) 457-0820, Pass code 1337264.

About Dover Saddlery, Inc.
Dover Saddlery, Inc. (Nasdaq: DOVR) is the largest direct marketer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit .

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the company’s strategic goals for fiscal 2006, and ability to leverage its Internet, catalog and storefront operations to achieve growth. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Dover Saddlery’s Registration Statement on Form S-1 on file with the Securities and Exchange Commission.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

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	DOVER SADDLERY, INC.
	CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
	(Dollar amounts in thousands, except per share data)
	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
		(Unaudited)
Revenues — direct, net	$15,449	$14,828	$53,346	$52,160
Revenues — retail, net	$2,663	$1,831	$9,304	$6,538

Revenues — total, net	$18,112	$16,659	$62,650	$58,698
Cost of revenues	$11,087	$10,053	$39,271	$36,857

Gross profit	$7,025	$6,606	$23,379	$21,841
Selling, general and administrative expenses	$5,893	$4,884	$19,656	$17,140
Stock-based compensation	$37	$503	$141	$530

Operating income	$1,095	$1,220	$3,583	$4,171
Interest expense	$1,001	$352	$2,273	$1,324

Income before provision for income taxes	$94	$868	$1,310	$2,847
Provision for income taxes	$(97)	$602	$484	$1,481

Net income	$191	$266	$826	$1,366
Preferred stock dividend	$0	$40	113	$160
Net income attributed to common stockholders	$191	$226	$713	$1,206
Net income per common share
Basic	$0.04	$0.07	$0.21	$0.42
Diluted	$0.04	$0.06	$0.18	$0.31
Number of shares used in per share calculations
Basic	4,329	3,023	3,374	2,848
Diluted	4,605	4,508	4,514	4,356
Other operating data:
Number of catalogs mailed (000’s)	1,129	1,012	6,390	5,355
Number of retail stores	4	3	4	3
Capital expenditures	$33	$216	$510	$661
Gross profit margin	38.8%	39.7%	37.3%	37.2%

DOVER SADDLERY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(audited)	(audited)
Current assets:
Cash and cash equivalents	$2,886,685	$64,276
Accounts receivable	159,832	147,260
Inventory	10,072,584	9,277,340
Prepaid catalog costs	1,600,526	1,340,592
Prepaid expenses and other current assets	968,134	434,940
Income tax receivable	167,505

Total current assets	15,855,266	11,264,408
Furniture and fixtures	1,418,776	1,251,694
Office and other equipment	254,221	227,842
Leasehold improvements	1,960,236	1,467,654

	3,633,233	2,947,190
Less accumulated depreciation and amortization	(1,903,905)	(1,420,248)

	1,729,328	1,526,942
Other assets:
Deferred tax assets	253,500	21,800
Other assets, net	703,232	814,186
Goodwill	13,135,221	13,135,221

Total other assets	14,091,953	13,971,207

Total assets	$31,676,547	$26,762,557

Current liabilities:
Current portion of capital lease obligations	$171,237	$397,089
and short term bank borrowings
Accounts payable	2,628,420	2,603,628
Accrued expenses and other current liabilities	2,949,336	2,146,672
Income tax payable		307,814
Deferred tax liability	273,600	118,824

Total current liabilities	6,022,593	5,574,027
Long-term liabilities:
Revolving line of credit	5,000,000	7,800,000
Subordinated notes payable	3,000,000	3,681,328
Capital lease obligation, net of current portion	272,302	296,442

Total long-term liabilities	8,272,302	11,777,770
Redeemable convertible preferred stock, $0.0001 par value; 1,449,690 shares authorized,
1,337,661 issued and outstanding at redemption value as of December 31, 2004	__	3,006,634
Put rights available to preferred stock holders	—	5,691,916
Put rights available to common stock holders	—	19,659,580
Employee notes receivable in exchange for option exercise	—	(281,600)
Stockholders’ equity (deficit):
Common Stock, par value $0.0001 per share;
15,000,000 shares authorized, 5,074,344 as of
December 31, 2005 and 3,023,263 as of
December 31, 2004	507	—
Additional paid in capital	43,883,692	671,435
Deferred compensation	—	(141,100)
Accumulated other comprehensive income (loss)	47,600	(33,338)
Treasury Stock, 795,865 shares at cost	(6,081,986	—
Retained earnings (deficit)	(20,468,161)	(19,162,767)

	17,381,652	9,410,760

Total liabilities and stockholders’ equity	$31,676,547	$26,762,557